PRO FORMA FINANCIAL INFORMATION
Exhibit 99.1

The following unaudited pro forma condensed consolidated financial statements are based on Petroleum Development Corporation’s (the "Company's") historical condensed consolidated financial statements and adjusted to give effect to the disposition of its core and non-core Permian Basin assets to be accounted for as a discontinued operation. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2011 and the twelve months ended December 31, 2010 give effect to the Permian Basin asset dispositions as if they had occurred on January 1, 2010. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2011 gives effect to this disposition as if it had occurred on September 30, 2011.
The unaudited pro forma condensed consolidated information should be read in conjunction with the historical consolidated financial statements and accompanying notes which are included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
The pro forma condensed consolidated statements of operations for the nine months ended September 30, 2011 and the twelve months ended December 31, 2010 include the following pro forma adjustments:

•	Natural gas, NGL and crude oil sales has been adjusted downward to reflect the reduction in sales revenue related to the Permian Basin production.

•	Production costs, exploration expense, and depreciation, depletion and amortization have been adjusted downward to reflect the costs and expenses associated with the Permian Basin assets.

•	Income taxes are reflected using the Company's long term deferred income tax rate of 38%.
The pro forma condensed consolidated balance sheet as of September 30, 2011 includes the following adjustments:

•
The sales prices totaling $187.0 million, net of selling fees of $2.1 million, have been reflected as a repayment of the corporate credit facility outstanding balance of $172.5 million, with the remainder reflected in cash and cash equivalents.

•	The adjustment to properties and equipment, net, reflects a reduction of the book value of the Permian Basin assets.

•	The net gain on the transactions, which has not been tax effected, is reflected as adjustments to retained earnings.

PETROLEUM DEVELOPMENT CORPORATION
(dba PDC Energy)
Pro Forma Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Nine Months Ended September 30, 2011			Year Ended December 31, 2010
	Historical	Pro Forma Adjustments - Divestiture	Pro Forma	Historical	Pro Forma Adjustments - Divestiture (1)	Pro Forma
Revenues:
Natural gas, NGL and crude oil sales	$215,468	$(18,852)	$196,616	$209,644	$(4,615)	$205,029
Sales from natural gas marketing	51,308	—	51,308	69,071	—	69,071
Commodity price risk management gain, net	43,361	—	43,361	59,891	—	59,891
Well operations, pipeline income and other	5,350	(82)	5,268	9,041	(11)	9,030
Total revenues	315,487	(18,934)	296,553	347,647	(4,626)	343,021

Costs, expenses and other:
Production costs	56,559	(7,176)	49,383	66,817	(1,945)	64,872
Cost of natural gas marketing	50,427	—	50,427	68,015	—	68,015
Exploration expense	5,537	(35)	5,502	20,266	(110)	20,156
General and administrative expense	47,065	—	47,065	42,188	—	42,188
Depreciation, depletion and amortization	99,347	(6,247)	93,100	109,243	(1,148)	108,095
Gain on sale of properties and equipment	(32)	—	(32)	(174)	—	(174)
Total costs, expenses and other	258,903	(13,458)	245,445	306,355	(3,203)	303,152

Income from operations	56,584	(5,476)	51,108	41,292	(1,423)	39,869
Interest income	47	—	47	71	—	71
Interest expense	(27,625)	—	(27,625)	(33,250)	—	(33,250)

Income from continuing operations before income taxes	29,006	(5,476)	23,530	8,113	(1,423)	6,690
Provision for income taxes	9,825	(2,081)	7,744	1,192	(540)	652
Income from continuing operations	19,181	(3,395)	15,786	6,921	(883)	6,038
Less: net loss attributable to noncontrolling interests	—	—	—	(280)	—	(280)
Income from continuing operations attributable to shareholders	$19,181	$(3,395)	$15,786	$7,201	$(883)	$6,318

Earnings per share - income from continuing operations:
Basic	$0.82		$0.67	$0.37		$0.32
Diluted	$0.81		$0.67	$0.36		$0.32

Weighted average common shares outstanding:
Basic	23,497		23,497	19,674		19,674
Diluted	23,712		23,712	19,821		19,821
(1) Represents the results of operations of the Permian Basin asset group from the date of acquisition, July 31, 2010.

PETROLEUM DEVELOPMENT CORPORATION
(dba PDC Energy)
Pro Forma Condensed Consolidated Balance Sheet
(unaudited; in thousands, except share and per share data)

	September 30, 2011
	Historical	Pro Forma Adjustments - Divestiture	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$32,310	$12,406	$44,716
Other current assets	163,222	—	163,222
Total current assets	195,532	12,406	207,938
Properties and equipment, net	1,303,775	(148,954)	1,154,821
Other assets	92,048	(129)	91,919
Total Assets	$1,591,355	$(136,677)	$1,454,678

Liabilities and Equity
Liabilities
Current liabilities	$170,289	$—	$170,289
Long-term debt	480,238	(172,500)	307,738
Deferred income taxes	191,820	—	191,820
Asset retirement obligations	28,472	(2,660)	25,812
Other liabilities	49,331	—	49,331
Total liabilities	920,150	(175,160)	744,990

Commitments and contingent liabilities

Equity
Shareholders' equity:
Preferred shares, par value $0.01 per share; authorized 50,000,000
shares; issued: none	—	—	—
Common shares, par value $0.01 per share; authorized 100,000,000
shares; issued: 23,618,831	236	—	236
Additional paid-in capital	216,562	—	216,562
Retained earnings	454,644	38,483	493,127
Treasury shares, at cost: 7,671	(237)	—	(237)
Total shareholders' equity	671,205	38,483	709,688
Total Liabilities and Equity	$1,591,355	$(136,677)	$1,454,678